Exhibit 99.1

IsoRay Announces First Quarter Fiscal 2018 Financial Results

Revenue of $1.21 Million, 12% First Quarter-over-First Quarter Increase, Gross Margin of 22%

RICHLAND, Wash., November 14, 2017 -- IsoRay, Inc. (NYSE MKT: ISR), a medical technology company and innovator in seed brachytherapy and medical radioisotope applications for the treatment of prostate, brain, lung, head and neck and gynecological cancers, today announced financial results for the first quarter of fiscal 2018 ended September 30, 2017.

Revenue for the first quarter of fiscal 2018 was $1.21 million, a 12% increase compared to $1.08 million revenue for the first quarter of fiscal 2017. The increase in revenue is primarily due to increasing customer counts, including new and returning customers, a result of the changes in sales personnel and implementation of the Company’s new sales and marketing initiatives in the second quarter of fiscal 2017. Prostate brachytherapy represented 89% of total revenue for both periods. Gross profit for the three months ended September 30, 2017 was $0.27 million compared to $0.05 million in the prior year period. The increase is primarily due to cost savings initiatives and reduced staffing costs including moving certain production personnel to research and development projects. Gross profit margin was 22% in the current period compared to a gross margin of 4% in the first quarter of fiscal 2017.

Operating expenses were $1.82 million compared to $1.62 million in the first quarter of last fiscal year. The increase in expenses is attributed to a 110% increase in research and development costs to $0.36 million, a 17% increase in sales and marketing costs to $0.61 million and a 9% decrease in general and administrative expenses to $0.84 million. R&D activities include cost increases associated with a collaborative development agreement with GammaTile™, participation in new protocols and new device development. Operating loss was $1.55 million compared to a $1.58 million loss in the first quarter of fiscal 2017. The net loss was $1.55 million, or ($0.03) per basic and diluted share, for the first quarter of fiscal 2018 compared to a net loss of $1.50 million, or ($0.03) per basic and diluted share, for the first quarter of fiscal 2017. Basic and diluted per share results are based on weighted average shares outstanding of approximately 55.0 million for both periods. IsoRay had cash, cash equivalents and certificates of deposit of $7.3 million as of September 30, 2017, and no debt.

“Year-over-year revenue increased for the third consecutive quarter in the first quarter of our new fiscal year,” said Thomas LaVoy, Chairman and Chief Executive Officer of IsoRay, Inc. “Although muted by typical summer seasonality, momentum continues to build as we continue to execute on our strategic plan. Driven by our increasingly effective new sales strategies and sales team and expanding market and customer awareness, interest is building in Cesium-131, which has a unique ability to deliver a highly targeted dose of intense radiation treatment while limiting the radiation exposure to surrounding tissue. We see this in our growing customer count of both new and returning practitioners and in the growing number of studies being done on an increasing number of other cancers.”

“Ongoing cost reductions and manufacturing improvements have resulted in sustainable gross profit improvements and we expect to benefit from increasing operating leverage as the sales base broadens. Taken together, we expect a stronger fiscal 2018 with revenue increasing at least 20%. We expect sales volumes to increase incrementally throughout the year as our sales and marketing efforts increase penetration in the existing prostate brachytherapy market and new treatment options for Cesium-131 in brain, gynecological, head and neck and other cancers are introduced. We look forward to detailing the reasons for our confidence on IsoRay’s first quarterly earnings conference call on November 14th,” concluded Mr. LaVoy.

Conference Call Details

Management of IsoRay will host a teleconference to discuss first quarter fiscal 2018 financial results on Tuesday, November 14, 2017, at 4:30 p.m. Eastern Time. Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: (877) 270-2148

International Participants: + 1 (412) 902-6510

Participant Passcode: 10114233

Live Internet access to the call and earnings release will be available through the Investor Relations section of the Company’s website: https://isoray.com/about/investors/events-and-presentations/. A replay of the call will be available for one week beginning at approximately 10:00 p.m. Eastern Time on November 14, 2017. The playback can be accessed by dialing (877) 344-7529 (U.S.) and +1 (412) 317-0088 (International). The passcode is 10114233. A replay also will be available through the Investor Relations Section of the Company’s website.

About IsoRay, Inc.

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc. is the sole producer of Cesium-131 brachytherapy seeds, which are expanding brachytherapy options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com. Join us on Facebook/IsoRay. Follow us on Twitter @IsoRay.

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including: the advantages of our products and their delivery systems, whether interest in and use of our products will increase or continue, whether the new marketing strategy will increase sales, whether the changes to the sales staff will result in increased sales, whether the additional resources being added to IsoRay's online presence will increase patient or clinician engagement and interest, whether use of Cesium-131 in non-prostate applications will increase revenue, our ongoing relationship with GammaTile LLC, whether further automation of production processes will be completed or will result in lower costs, whether revenue will increase or increase at least 20% or costs decrease in the upcoming quarters, the positive industry data fueling renewed interest in brachytherapy, strong patient results, the perception by patients of quality of life outcomes, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of our products, our ability to successfully manufacture, market and sell our products, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to enforce our intellectual property rights, whether additional studies are released and support the conclusions of past studies, whether ongoing patient results with our products are favorable and in line with the conclusions of clinical studies and initial patient results, patient results achieved when our products are used for the treatment of cancers and malignant diseases, successful completion of future research and development activities, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use our products in its various forms, continued compliance with ISO standards, the success of our sales and marketing efforts, changes in reimbursement rates, the procedures and regulatory requirements mandated by the FDA for 510(k) approval and reimbursement codes, agreements we ultimately negotiate with third parties related to distribution of GammaTile™ products, changes in laws and regulations applicable to our products, the scheduling of physicians who either delay or do not schedule patients in periods anticipated, the use of competitors' products in lieu of our products, less favorable reimbursement rates than anticipated for each of our products, and other risks detailed from time to time in IsoRay's reports filed with the SEC. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

IsoRay, Inc.

info@isoray.com

(509) 375-1202

Investors:

Stephanie Prince, Managing Director

PCG Advisory Group

sprince@pcgadvisory.com

(646) 762-4518

IsoRay, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except shares)
	September 30,	June 30,
	2017	2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,956	$5,932
Certificates of deposit (Note 3)	3,300	3,039
Accounts receivable, net of allowance for doubtful accounts of $26 and $26, respectively	743	726
Inventory	453	323
Prepaid expenses and other current assets	414	271

Total current assets	8,866	10,291

Property and equipment, net	1,090	1,054
Restricted cash	181	181
Inventory, non-current	427	513
Other assets, net of accumulated amortization	217	230

Total assets	$10,781	$12,269

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$811	$630
Accrued protocol expense	65	75
Accrued radioactive waste disposal	11	125
Accrued payroll and related taxes	34	138
Accrued vacation	146	138

Total current liabilities	1,067	1,106
Long-term liabilities:
Asset retirement obligation	568	561

Total liabilities	1,635	1,667
Commitments and contingencies (Note 8)

Shareholders' equity:
Preferred stock, $.001 par value; 7,001,671 shares authorized:
Series A: 1,000,000 shares allocated; no shares issued and outstanding	-	-
Series B: 5,000,000 shares allocated; 59,065 shares issued and outstanding	-	-
Series C: 1,000,000 shares allocated; no shares issued and outstanding	-	-
Series D: 1,671 shares allocated; no shares issued and outstanding	-	-
Common stock, $.001 par value; 192,998,329 shares authorized; 55,017,419 and 55,017,419 shares issued and outstanding	55	55
Additional paid-in capital	83,241	83,151
Accumulated deficit	(74,150)	(72,604)

Total shareholders' equity	9,146	10,602

Total liabilities and shareholders' equity	$10,781	$12,269

The accompanying notes are an integral part of these consolidated financial statements.

IsoRay, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollars and shares in thousands, except for per-share amounts)

	Quarter ended September 30,
	2017	2016

Product sales, net	$1,211	$1,081
Cost of product sales	946	1,033
Gross profit	265	48

Operating expenses:
Research and development
Propriety research and development	287	172
Collaboration arrangement, net of reimbursement	75	-
Total research and development	362	172
Sales and marketing	614	524
General and administrative	841	927
Total operating expenses	1,817	1,623

Operating loss	(1,552)	(1,575)

Non-operating income:
Interest income, net	6	30
Change in fair value of warrant derivative liability	-	27
Other income	-	20
Non-operating income, net	6	77

Net loss	(1,546)	(1,498)
Preferred stock dividends	(3)	(3)

Net loss applicable to common shareholders	(1,549)	(1,501)

Basic and diluted loss per share	$(0.03)	$(0.03)

Weighted average shares used in computing net loss per share:
Basic and diluted	55,017	55,011

The accompanying notes are an integral part of these consolidated financial statements.